Exhibit 99.1

Press Release

May 3, 2023

RumbleOn, Inc. Announces Date
of 2023 Annual Meeting of Stockholders

DALLAS - RumbleOn, Inc. (NASDAQ: RMBL) (“RumbleOn” or the “Company”), the nation’s first technology-based powersports platform, today announced that the Company will hold its 2023 Annual Meeting of Stockholders (the “Annual Meeting”) on Friday, July 14, 2023. The board of directors established the close of business on Friday, May 26, 2023, as the record date for determining stockholders entitled to receive notice of and vote at the Annual Meeting, which will take place in-person at our Field Support Center in Texas at 901 W. Walnut Hill Lane, Irving, Texas 75038 beginning at 8:00 a.m. Central Time.

Further information regarding the Annual Meeting will be set forth in the proxy statement and other proxy materials for the Annual Meeting.

Important Information

RumbleOn intends to file a proxy statement with the SEC in connection with the solicitation of proxies for the Annual Meeting. Any definitive proxy statement and a proxy card will be mailed to RumbleOn’s shareholders. RUMBLEON STOCKHOLDERS ARE URGED TO READ ANY PROXY STATEMENT AND OTHER RELEVANT MATERIALS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These and other SEC filings made by RumbleOn may be obtained (when available) without charge at the SEC’s website at www.sec.gov and at the investor relations section of RumbleOn’s website at www.rumbleon.com. In addition, investors and security holders will be able to obtain free copies of these documents from RumbleOn by directing a request to Investor Relations, RumbleOn, Inc., 901 W. Walnut Hill Lane, Irving, Texas 75038.

Certain Information Concerning Participants

RumbleOn and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies under the rules of the SEC. RumbleOn’s stockholders may obtain information regarding the names, affiliations and interests of RumbleOn’s directors and executive officers in RumbleOn’s Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on March 16, 2023, and its proxy statement for the 2022 Annual Meeting of Stockholders, which was filed with the SEC on May 2, 2022. To the extent holdings of RumbleOn securities have changed since the amounts printed in the proxy statement for the 2022 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the proxy statement to be filed by RumbleOn with the SEC in connection with the Annual Meeting when it becomes available.

About RumbleOn

RumbleOn is the nation’s first technology-based powersports platform. Headquartered in the Dallas Metroplex, RumbleOn provides the only technology-led platform in powersports with a broad footprint of physical locations, full-line manufacturer representation, and high-quality used inventory to transform the entire customer experience. Our goal is to integrate the best of both the physical and digital and make the transition between the two seamless. To learn more please visit us online at https://www.rumbleon.com.

Investor Inquiries:

Dawn Francfort

ICR, Inc.

investors@rumbleon.com

Will Newell

investors@rumbleon.com